Exhibit 1.09

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Expects Solid Growth in First Quarter 2010 Application

Sales and Total Recurring Revenue Compared to First Quarter 2009

SHANGHAI, ATLANTA – April 21, 2010 - CDC Software Corporation (NASDAQ: CDCS), a hybrid enterprise software provider of on-premise and cloud deployments, today announced that, based on preliminary financial projections and estimates, the company expects first quarter 2010 application sales, which is comprised of license revenue plus new total contract value for Software-as-a-Service (SaaS) sales secured during the first quarter of 2010, to increase by approximately 14 percent to $8.2 million from $7.2 million in the first quarter of 2009. Total Non-GAAP recurring revenue,a which CDC Software defines as Non-GAAP maintenance plus SaaS revenue, is also expected to increase by approximately 13 percent to $27.4 million in the first quarter of 2010 from $24.2 million in the first quarter of 2009.

First quarter 2010 license revenue is expected to be $7.9 million, and Total Contract Value for new SaaS contracts secured in the quarter is expected to be about $300,000.

“We are pleased to see the solid growth in application sales and recurring revenue this quarter,” said Bruce Cameron, president of CDC Software. “As we have previously stated, our strategy is to develop recurring revenue streams reaching closer to 70 percent of total revenue over the next few years, after completion of our planned SaaS acquisitions and our strategic investments in SaaS companies. Already, we are training our salesforce to cross-sell our SaaS solutions to our large installed base of customers. We are pleased with our SaaS sales momentum at this early stage. While Total Contract Value for the first quarter may appear small, we have seen strong growth as we have closed approximately $800,000 in SaaS business shortly after the end of the first quarter.

“So far, we have completed three cloud acquisitions and are on track to complete more by the end of the year, as well as execute a number of strategic investments and partner relationships like we recently did with Marketbright and eBizNET. In fact, earlier this week, we announced our signing of a term sheet with our largest potential SaaS acquisition to date. As a result, our goal is to reach a $50 million cloud revenue run rate on an annualized basis and an annualized total recurring revenue of $150 million in the first quarter of 2011. With this momentum, we feel confident that our recurring revenue can reach more than 60 percent of our total revenue by the first quarter of 2011 which is more than half way to our goal of 70 percent. Another exciting trend we have seen is that our second quarter to date sales pipeline has increased by approximately 60 percent compared to the same period in the second quarter in 2009.”

Cameron added, “We also are especially pleased with the steady sales progress CDC Software has made in emerging countries such as China and India where those economies are recovering faster than the U.S. and other parts of the world. Now, we have been seeing more growth coming from these emerging international markets than from the U.S. In fact, our first quarter 2010 license sales outside North America totaled 57 percent compared to 51 percent in the fourth quarter of 2009. With estimated cash of approximately $46.7 million at the end of the first quarter, we believe we are well positioned to continue our steady R&D investments and to take advantage of further growth in emerging markets such as China, despite the slow economic recovery in the U.S. and in other countries. With our solid business fundamentals in place and a strong financial foundation, we believe that we are poised to continue growth through organic and cross-sell sales opportunities, as well as synergistic acquisitions and investments in both the on-premise as well as the Software as a Service (SaaS) models.”

CDC Software will be announcing its first quarter 2010 results on April 28 at approximately 7:30AM EDT with the earnings call following at 9:00AM EDT.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a hybrid enterprise software provider of on-premise and cloud deployments. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise resource planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management

(demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net

Footnote:

All dollar amounts are in U.S. dollars

(a) Adjusted Financial Measures

This press release includes information on Non-GAAP maintenance and SaaS revenue, which is not prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (a “Non-GAAP Financial Measure”). Non-GAAP Financial Measures are not alternatives for measures such as revenues prepared under GAAP. Non-GAAP Financial Measures may also be different from non-GAAP measures used by other companies. Non-GAAP Financial Measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP.

Investors should be aware that Non-GAAP Financial Measures have inherent limitations, including their variance from certain of the financial measurement principals underlying GAAP, should not be considered as a replacement for GAAP performance measures, and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. These supplemental Non-GAAP Financial Measures should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to revenue determined in accordance with GAAP.

The following table reconciles GAAP maintenance plus SaaS revenue to non-GAAP maintenance plus SaaS revenue (amounts in millions of USD):

	Q1 2010	Q1 2009
GAAP maintenance plus SaaS revenue	$26.6	$24.2
Deferred revenue grind	$0.8	$0

Non-GAAP maintenance plus SaaS revenue	$27.4	$24.2

*	Special Note Regarding CDC Software Financial Projections

The financial estimates contained herein apply only to CDC Software Corporation, a subsidiary of CDC Corporation. These estimates and projections amounts do not apply to, and are not indicative of, the expected consolidated financial performance of CDC Corporation, or the expected financial performance of CDC Games Corporation, China.com, Inc. or any of their respective subsidiaries. Investors are cautioned not to place reliance on the financial estimates and projections set forth herein for purposes of any investment decision with respect to the shares of CDC Corporation, and should read the foregoing in conjunction with the reports and other materials filed with the United States Securities and Exchange Commission by CDC Corporation and CDC Software Corporation, from time to time.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about Q1 2010 application sales, license revenue and SaaS revenue as well as total recurring non-GAAP revenue, our beliefs regarding total contract value for new SaaS contracts secured in the first quarter of 2010, our beliefs and expectations regarding projected increases in the number of enterprise and SaaS deals in the first quarter of 2010 and the geographic distribution thereof, our strategy and goals with respect to recurring revenue streams and our expectations for total maintenance and SaaS revenues, our beliefs and plans regarding the completion of additional SaaS acquisitions and strategic investments and our progress with respect thereto, our expectations regarding the completion of any acquisitions, our beliefs regarding the potential amounts of recurring revenue we may achieve and the timelines for achieving our goals, our beliefs regarding certain trends we have noticed with respect to sales pipelines, our beliefs regarding progress we have made in emerging countries, our beliefs regarding our cash position, continuation of our R&D investments and our position to take advantage of growth in emerging markets, our beliefs regarding our ability to continue our growth through organic and cross-sell sales, as well as synergistic acquisitions, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services, the positioning of the company’s and its partners’ solutions, as well as the success of any of our strategies; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the ability to complete and integrate any acquisitions we may undertake; (q) the risk that the preliminary financial results provided herein could differ from our actual results. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. All estimates contained herein regarding Q1 2010 performance are based upon preliminary financial projections and estimates. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.

CDC Software

Unaudited Consolidated Balance Sheets

(Amounts in thousands of U.S. dollars except share and per share data)

	December 31, 2009 (b)	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$40,349	$44,502
Restricted cash	113	112
Accounts receivable (net of allowance of $5,090 and $4,273 at December 31, 2009 and March 31, 2010, respectively)	44,660	45,117
Marketable securities	1,084	—
Prepayments and other current assets	7,970	11,222
Deferred tax assets	3,215	3,278

Total current assets	97,391	104,231

Property and equipment, net	5,288	4,935
Goodwill	155,617	158,588
Intangible assets	72,032	68,750
Deferred tax assets	32,051	32,273
Receivable from Parent	34,166	29,985
Note receivable due from related parties	680	650
Investment in cost method investees	604	570
Other assets	1,589	2,174

Total assets	$399,418	$402,156

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,185	$12,021
Purchase consideration payables	2,184	3,749
Income tax payable	3,853	4,084
Short-term bank loans	4,364	4,901
Accrued liabilities	23,048	22,492
Restructuring accruals, current portion	2,015	1,819
Deferred revenue	53,152	54,438
Deferred tax liabilities	1,151	1,052

Total current liabilities	101,952	104,556

Deferred tax liabilities	21,875	21,864
Restructuring accruals, net of current portion	—	9
Purchase consideration payables, net of current portion	810	2,601
Other liabilities	9,628	9,994

Total liabilities	134,265	139,024

Contingencies and commitments

Shareholders’ equity:
Class A ordinary shares, $0.001 par value; 50,000,000 shares authorized; 4,800,000 and 4,800,000 shares issued as of December 31, 2009 and March 31, 2010, respectively; 4,679,037 and 4,562,294 shares outstanding as of December 31, 2009 and March 31, 2010, respectively	5	5
Class B ordinary shares, $0.001 par value; 27,000,000 shares authorized; 24,200,000 shares issued as of December 31, 2009 and March 31, 2010; respectively 24,200,000 and 23,923,457 shares outstanding as of December 31, 2009 and March 31, 2010, respectively	24	24
Additional paid-in capital	249,219	249,875
Common stock held in treasury; 120,963 and 514,249 shares at December 31, 2009 and March 31, 2010, respectively	(1,118)	(5,112)
Retained earnings	16,843	18,597
Accumulated other comprehensive income (loss)	10	(515)

Total shareholders’ equity	264,983	262,874

Noncontrolling interest	170	258

Total equity	265,153	263,132

Total liabilities and shareholders’ equity	$399,418	$402,156

CDC Software

Unaudited Combined Statement of Operations

(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended
	December 31, 2009 (b)	March 31, 2010
REVENUE:
Licenses (including royalties from related parties of $176 and $466, respectively)	$10,511	$7,923
Maintenance (including royalties from related parties of $49 and $69, respectively)	25,343	24,870
Professional services	15,800	15,298
Hardware	2,056	907
SaaS implementation and support	616	1,530

Total revenue	54,326	50,528

COST OF REVENUE:
Licenses	4,868	4,749
Maintenance	3,609	4,164
Professional services	13,443	13,743
Hardware	1,525	774
SaaS implementation and support	411	538

Total cost of revenue	23,856	23,968

Gross profit	30,470	26,560
Gross margin %	56%	53%

OPERATING EXPENSES:
Sales and marketing expenses	8,627	9,569
Research and development expenses	5,297	6,686
General and administrative expenses	10,615	8,267
General and administrative expenses allocated to Parent	(2,246)	(2,342)
Exchange (gain) loss on deferred tax assets	(39)	623
Amortization expenses	1,151	1,280
Restructuring and other charges	1,176	573

Total operating expenses	24,581	24,656

Operating income	5,889	1,904
Operating margin %	11%	4%

Other income, net	144	730

Income before income taxes	6,033	2,634
Income tax benefit (expense)	61	(580)

Net income	6,094	2,054
Net income attributable to noncontrolling interest	(10)	(88)

Net income attributable to controlling interest	$6,084	$1,966

Net income attributable to controlling interest per class A ordinary share - basic and diluted	$0.21	$0.07

Net income attributable to controlling interest per class B ordinary share - basic and diluted	$0.21	$0.07

Weighted average shares of class A outstanding - basic and diluted	4,760,880	4,596,329

Weighted average shares of class B outstanding - basic and diluted	24,200,000	24,196,927

Total weighted average shares - basic and diluted	28,960,880	28,793,256

CDC Software

Unaudited Combined Statement of Operations

(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended March 31,
	2009	2010
REVENUE:
Licenses (including royalties from related parties of $242 and $466, respectively)	$7,130	$7,923
Maintenance (including royalties from related parties of $86 and $69, respectively)	24,198	24,870
Professional services	18,680	15,298
Hardware	345	907
SaaS implementation and support	—	1,530

Total revenue	50,353	50,528

COST OF REVENUE:
Licenses	4,578	4,749
Maintenance	3,542	4,164
Professional services	15,818	13,743
Hardware	239	774
SaaS implementation and support	—	538

Total cost of revenue	24,177	23,968

Gross profit	26,176	26,560
Gross margin %	52%	53%

OPERATING EXPENSES:
Sales and marketing expenses	7,653	9,569
Research and development expenses	4,531	6,686
General and administrative expenses	9,077	8,267
General and administrative expenses allocated to Parent	(2,861)	(2,342)
Exchange loss on deferred tax assets	228	623
Amortization expenses	1,259	1,280
Restructuring and other charges	431	573

Total operating expenses	20,318	24,656

Operating income	5,858	1,904
Operating margin %	12%	4%

Other income, net	144	730

Income before income taxes	6,002	2,634
Income tax expense	(2,003)	(580)

Net income	3,999	2,054
Net loss (income) attributable to noncontrolling interest	49	(88)

Net income attributable to controlling interest	$4,048	$1,966

Unaudited pro forma information (1):
Net income attributable to controlling interest per class A ordinary share - basic and diluted	$0.14	$0.07

Net income attributable to controlling interest per class B ordinary share - basic and diluted	$0.14	$0.07

Weighted average shares of class A outstanding - basic and diluted	4,596,329	4,596,329

Weighted average shares of class B outstanding - basic and diluted	24,196,927	24,196,927

Total weighted average shares - basic and diluted	28,793,256	28,793,256

(1)

Unaudited pro forma basic and diluted earnings per share information for 2009 is presented after giving effect to the recapitalization and issuance of 29,000,000 shares upon the effectiveness of the registration statement in August 2009.

CDC Software

Unaudited Combined Statement of Cash Flow

(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended
	December 31, 2009 (b)	March 31, 2010
OPERATING ACTIVITIES:
Net income	$6,094	$2,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	750	699
Amortization expense	4,736	5,105
Provision for bad debt	887	(109)
Stock compensation expenses	909	444
Deferred income tax provision	3,804	—
Exchange (gain) loss on deferred tax assets	(39)	623
Loss on disposal of property and equipment	46	—
Loss (gain) on disposal of available-for-sale securities	—	(319)
Accrued interest income from Parent	(165)	(358)
Interest income on restricted cash	47	—
Changes in operating assets and liabilities:
Accounts receivable	(10,265)	(584)
Deposits, prepayments and other receivables	1,393	(2,611)
Other assets	149	(193)
Accounts payable	865	(107)
Income tax payable	(4,165)	203
Accrued liabilities	1,526	(1,305)
Deferred revenue	517	1,665
Other liabilities	(379)	265

Net cash provided by operating activities	6,710	5,472

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(25,533)	(2,246)
Purchases of property and equipment	(120)	(306)
Capitalized software	(556)	—
Disposal (purchase) of marketable securities	(804)	1,121
Investment in cost method investees (franchise partners)	(70)	—
Decrease (increase) in restricted cash	372	—

Net cash used in investing activities	(26,711)	(1,431)

FINANCING ACTIVITIES:
Issuance costs of class A ordinary shares	(1)	—
Borrowings from (advances to) Parent, net	(4,049)	1,739
Short-term borrowings (payments), net	(1,253)	737
Purchases of treasury stock	(930)	(1,343)
Payments for capital lease obligations	(109)	(118)

Net cash provided by (used) in financing activities	(6,342)	1,015

Effect of exchange differences on cash	(136)	(903)

Net increase (decrease) in cash and cash equivalents	(26,479)	4,153
Cash at beginning of period	66,828	40,349

Cash at end of period	$40,349	$44,502

CDC Software

Unaudited Combined Statement of Cash Flow

(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended March 31,
	2009	2010
OPERATING ACTIVITIES:
Net income	$3,999	$2,054
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	823	699
Amortization expense	5,151	5,105
Provision for bad debt	236	(109)
Stock compensation expenses	181	444
Exchange loss on deferred tax assets	228	623
Gain on disposal of marketable securities	—	(319)
Accrued interest income from Parent	(72)	(358)
Interest income on restricted cash	(28)	—
Changes in operating assets and liabilities:
Accounts receivable	2,135	(584)
Deposits, prepayments and other receivables	(440)	(2,611)
Other assets	(125)	(193)
Accounts payable	400	(107)
Income tax payable	1,487	203
Accrued liabilities	(1,125)	(1,305)
Deferred revenue	(573)	1,665
Other liabilities	258	265

Net cash provided by operating activities	12,535	5,472

INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	(2,246)
Purchases of property and equipment	(398)	(306)
Capitalized software	(892)	—
Disposal (purchase) of marketable securities	—	1,121
Decrease in restricted cash	(38)	—

Net cash used in investing activities	(1,328)	(1,431)

FINANCING ACTIVITIES:
Borrowings from (advances to) Parent, net	(20,548)	1,739
Short-term borrowings (payments), net	(188)	737
Purchases of treasury stock	—	(1,343)
Payments for capital lease obligations	(85)	(118)

Net cash provided by (used) in financing activities	(20,821)	1,015

Effect of exchange differences on cash	(281)	(903)

Net increase (decrease) in cash and cash equivalents	(9,895)	4,153
Cash at beginning of period	27,341	40,349

Cash at end of period	$17,446	$44,502

CDC Software

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA and Non-GAAP Net Income

(Amounts in thousands of U.S. dollars except share and per share data)

	Three months ended
	December 31, 2009 (b)	March 31, 2010
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income from continuing operations	$5,889	$1,904
Add back restructuring and other charges	1,176	573
Add back depreciation expense	750	699
Add back amortization expense	1,151	1,280
Add back amortization expense included in cost of revenue	3,585	3,825
Add back stock compensation expenses	910	444
Add back exchange (gain) loss on deferred taxes	(39)	623
Add back deferred revenue grind	632	1,203

Adjusted EBITDA	$14,054	$10,551

Adjusted EBITDA margin %	26%	20%

(1)

Adjusted EBITDA does not include the adjustment related to capitalized software costs which are credited against research and development expenses in our consolidated statement of operations. Below is a summary of capitalized software credits for the three months ended December 31, 2009 and March 31, 2010:

	Three months ended
	December 31, 2009 (b)	March 31, 2010
Capitalized software credits	$(556)	$—

	Three months ended
	December 31, 2009 (b)	March 31, 2010
(a) Reconciliation from GAAP net income attributable to controlling interest to Non-GAAP net income and Non-GAAP net income per share
Net income attributable to controlling interest	$6,084	$1,966
Add back amortization expense	1,151	1,280
Add back amortization expense included in cost of revenue	3,585	3,825
Subtract capitalized software credits	(556)	—
Add back stock based compensation	910	444
Add back restructuring	1,176	573
Add back deferred revenue grind	632	1,203
Add back exchange (gain) loss on deferred tax assets	(39)	623
Add back non cash tax expense	(21)	348
Tax affect on all reconciling items @ 31%	(2,138)	(2,271)

Non-GAAP net income	$10,784	$7,991

Non-GAAP net income as % of revenue	20%	15%
Total weighted average shares outstanding (basic and dilutive)	28,960,880	28,793,256
Non-GAAP net income per share (basic and dilutive)	$0.37	$0.28

CDC Software

Unaudited Reconciliation From GAAP Results to Adjusted EBITDA and Non-GAAP Net Income

(Amounts in thousands of U.S. dollars except share and per share data)

	Three Months Ended March 31,
	2009	2010
(a) Reconciliation from GAAP results to Adjusted EBITDA from continuing operations
Operating income (loss) from continuing operations	$5,858	$1,904
Add back restructuring and other charges	431	573
Add back depreciation expense	823	699
Add back amortization expense	1,259	1,280
Add back amortization expense included in cost of revenue	3,892	3,825
Add back stock compensation expenses	181	444
Add back exchange (gain) loss on deferred taxes	228	623
Add back deferred revenue grind	—	1,203

Adjusted EBITDA	$12,672	$10,551

Adjusted EBITDA margin %	25%	20%

(1)

Adjusted EBITDA does not include the adjustment related to capitalized software costs which are credited against research and development expenses in our consolidated statement of operations. Below is a summary of capitalized software credits for the three months ended March 31, 2009 and 2010:

	Three Months Ended March 31,
	2009	2010
Capitalized software credits	$(892)	$—

	Three Months Ended March 31,
	2009	2010
(a) Reconciliation from GAAP net income attributable to controlling interest to Non-GAAP net income and Non-GAAP net income per share
Net income attributable to controlling interest	$4,048	$1,966
Add back amortization expense	1,259	1,280
Add back amortization expense included in cost of revenue	3,892	3,825
Subtract capitalized software credits	(892)	—
Add back stock based compensation	181	444
Add back restructuring	431	573
Add back deferred revenue grind	—	1,203
Add back exchange (gain) loss on deferred tax assets	228	623
Add back non cash tax expense	701	348
Tax affect on all reconciling items @ 31%	(1,510)	(2,271)

Non-GAAP net income	$8,338	$7,991

Non-GAAP net income as % of revenue	17%	15%
Total weighted average shares outstanding (basic and dilutive)	28,793,256	28,793,256
Non-GAAP net income per share (basic and dilutive)	$0.29	$0.28

CDC Software

Unaudited Reconciliation From GAAP Results to Non-GAAP Results

(Amounts in thousands of U.S. dollars)

	Three Months Ended March 31, 2009			Three Months Ended December 31, 2009			Three Months Ended March 31, 2010
	GAAP Results	Non-GAAP Adjustments	Non-GAAP Results	GAAP Results	Non-GAAP Adjustments	Non-GAAP Results	GAAP Results	Non-GAAP Adjustments	Non-GAAP Results
REVENUE:
Licenses	$7,130	$—	$7,130	$10,511	$—	$10,511	$7,923	$—	$7,923
Maintenance	24,198	—	24,198	25,343	554	25,897	24,870	932	25,802
Professional services	18,680	—	18,680	15,800	23	15,823	15,298	137	15,435
Hardware	345	—	345	2,056	—	2,056	907	—	907
SaaS implementation and support	—	—	—	616	55	671	1,530	134	1,664

Total revenue	50,353	—	50,353	54,326	632	54,958	50,528	1,203	51,731

COST OF REVENUE:
Licenses	4,578	(3,892)	686	4,868	(3,585)	1,283	4,749	(3,825)	924
Maintenance	3,542	—	3,542	3,609	—	3,609	4,164	—	4,164
Professional services	15,818	—	15,818	13,443	—	13,443	13,743	—	13,743
Hardware	239	—	239	1,525	—	1,525	774	—	774
SaaS implementation and support	—	—	—	411	—	411	538	—	538

Total cost of revenue	24,177	(3,892)	20,285	23,856	(3,585)	20,271	23,968	(3,825)	20,143

Gross profit	26,176	3,892	30,068	30,470	4,217	34,687	26,560	5,028	31,588
Gross margin %	52%		60%	56%		63%	53%		61%

OPERATING EXPENSES:
Sales and marketing expenses	7,653	—	7,653	8,627	—	8,627	9,569	—	9,569
Research and development expenses	4,531	892	5,423	5,297	556	5,853	6,686	—	6,686
General and administrative expenses	9,077	(181)	8,896	10,615	(910)	9,705	8,267	(444)	7,823
General and administrative expenses allocated to Parent	(2,861)	—	(2,861)	(2,246)	—	(2,246)	(2,342)	—	(2,342)
Exchange (gain) loss on deferred tax assets	228	(228)	—	(39)	39	—	623	(623)	—
Amortization expenses	1,259	(1,259)	—	1,151	(1,151)	—	1,280	(1,280)	—
Restructuring and other charges	431	(431)	—	1,176	(1,176)	—	573	(573)	—

Total operating expenses	20,318	(1,207)	19,111	24,581	(2,642)	21,939	24,656	(2,920)	21,736

Operating income (loss)	5,858	5,099	10,957	5,889	6,859	12,748	1,904	7,948	9,852
Operating margin %	12%		22%	11%		23%	4%		19%

Other income, net	144	—	144	144	—	144	730	—	730

Income (loss) before income taxes	6,002	5,099	11,101	6,033	6,859	12,892	2,634	7,948	10,582
Income tax expense	(2,003)	(809)	(2,812)	61	(2,159)	(2,098)	(580)	(1,923)	(2,503)

Net income (loss)	3,999	4,290	8,289	6,094	4,700	10,794	2,054	6,025	8,079
Net loss (income) attributable to noncontrolling interest	49	—	49	(10)	—	(10)	(88)	—	(88)

Net income (loss) attributable to controlling interest	$4,048	$4,290	$8,338	$6,084	$4,700	$10,784	$1,966	$6,025	$7,991

Net income as a % of revenue	8%		17%	11%		20%	4%		15%